EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Creative Learning Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby files this Certificate of Amendment to its Certificate of Incorporation, and does hereby certify:

FIRST:  The name of the corporation is Creative Learning Corporation.

SECOND:  The Board of Directors of the corporation approved and adopted by written consent resolutions to amend the Certificate of Incorporation of said corporation. The resolutions setting forth the proposed amendments are as follows:

Article II of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

“The name of the Corporation is DriveItAway Holdings, Inc.”

Section 1 of Article IV of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is one billion (1,000,000,000) shares of common stock having a par value of $0.0001 each, and ten million (10,000,000) shares of preferred stock having a par value of $0.0001 each.  All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders.  Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable.  The private property of stock holders shall not be liable for Corporation debts.”

THIRD:  The foregoing amendment was consented to and authorized by the holders of a majority of the issued and outstanding stock by a written consent dated March 10, 2022.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

FIFTH:  The foregoing amendments shall be effective upon filing.

IN WITNESS WHEREOF, said Creative Learning Corporation has caused this Certificate of Amendment to be signed by John Possumato, the corporation’s chief executive officer, this 18th day of April 2022.

/s/ John Possumato

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John Possumato, Chief Executive Officer